As filed with the Securities and Exchange Commission on June 24, 1998
                                                Registration No. 333-___________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             -----------------------

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             -----------------------

                           SOUTHSIDE BANCSHARES, INC.
             (Exact name of registrant as specified in its charter)
                     TEXAS                               75-1848732
        (State or other jurisdiction of               (I.R.S. Employer
        incorporation or organization)               Identification No.)

                1201 S. BECKHAM
                 TYLER, TEXAS                               75710
   (Address of principal executive offices)              (Zip Code)
                            -----------------------

                           SOUTHSIDE BANCSHARES, INC.
                                 1993 INCENTIVE
                               STOCK OPTION PLAN,
                                   AS AMENDED
                            (Full title of the plan)
                             -----------------------

               SAM DAWSON                                 copy to:
                PRESIDENT                          RONALD J. FRAPPIER, ESQ.
       SOUTHSIDE BANCSHARES, INC.                    JENKENS & GILCHRIST
             1201 S. BECKHAM                     A PROFESSIONAL CORPORATION
           TYLER, TEXAS  75710                  1445 ROSS AVENUE, SUITE 3200
 (Name and address of agent for service)            DALLAS, TEXAS  75202

             (903) 531-7111
(Telephone number, including area code,
          of agent for service)
                             -----------------------

                         CALCULATION OF REGISTRATION FEE

                                          PROPOSED       PROPOSED
         TITLE OF                          MAXIMUM        MAXIMUM
        SECURITIES        AMOUNT          OFFERING       AGGREGATE    AMOUNT OF
           TO BE          TO BE             PRICE        OFFERING   REGISTRATION
        REGISTERED  REGISTERED (1)(2) PER SHARE (3)(4) PRICE (3)(4)    FEE (4)
------------------- ----------------- ---------------- ------------ ------------
Common Stock, $2.50   385,875 Shares     $26.36         $5,626,268    $1,660.00
par value per share
=================== ================= ================ ============ ============

(1) THE SECURITIES TO BE REGISTERED INCLUDE AN AGGREGATE OF 385,875 SHARES RESERVED FOR ISSUANCE UNDER THE SOUTHSIDE BANCSHARES, INC. 1993 INCENTIVE STOCK OPTION PLAN, AS AMENDED (THE "PLAN").
(2) PURSUANT TO RULE 416, THIS REGISTRATION STATEMENT ALSO COVERS SUCH ADDITIONAL SHARES AS MAY HEREINAFTER BE OFFERED OR ISSUED RESULTING FROM STOCK SPLITS, STOCK DIVIDENDS, RECAPITALIZATIONS OR CERTAIN OTHER CAPITAL ADJUSTMENTS.
(3)      ESTIMATED SOLELY FOR PURPOSE OF CALCULATING THE REGISTRATION FEE.
(4) CALCULATED PURSUANT TO RULE 457(C) AND (H). ACCORDINGLY, THE PRICE PER SHARE OF THE COMMON STOCK OFFERED HEREUNDER PURSUANT TO THE PLAN IS BASED ON (I) 2,134 SHARES OF COMMON STOCK RESERVED FOR ISSUANCE UNDER THE PLAN, BUT NOT SUBJECT TO OUTSTANDING STOCK OPTIONS, AT A PRICE PER SHARE OF $26.00, WHICH IS THE AVERAGE OF THE HIGH AND LOW PRICES REPORTED ON THE NASDAQ NATIONAL MARKET IN THE COMMON STOCK AS OF JUNE 22, 1998, WHICH IS A DATE WITHIN FIVE BUSINESS DAYS PRIOR TO THE DATE OF FILING THE REGISTRATION STATEMENT, AND (II) THE FOLLOWING SHARES OF COMMON STOCK RESERVED FOR ISSUANCE UNDER THE PLAN AND SUBJECT TO OPTIONS ALREADY GRANTED THEREUNDER AT THE FOLLOWING EXERCISE PRICES:

         NUMBER OF OPTIONS GRANTED                   OPTION PRICE
         -------------------------                   ------------
                  94,137                                $ 6.27
                  64,827                                 10.37
                  77,175                                 13.61
                  73,502                                 17.75
                  74,100                                 26.36

CORPDAL:106669.3  26950-00006

                                EXPLANATORY NOTE

         The information required by Items 1 and 2 of Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

         Included in Part I of this Registration Statement on Form S-8 is a reoffer prospectus concerning reoffers and resales of certain of the shares of Common Stock registered hereby, which is filed in reliance on General Instruction C to Form S-8.



CORPDAL:106669.3  26950-00006

                                  9,683 SHARES
                           SOUTHSIDE BANCSHARES, INC.
                                  COMMON STOCK

         This Prospectus relates to an aggregate of 9,683 shares (the "Shares") of Common Stock, par value $2.50 per share (the "Common Stock") of Southside Bancshares, Inc. (the "Company"), which may be offered from time to time by the respective Selling Shareholders. See "Selling Shareholders." The Company will receive no part of the proceeds from such sales. See "Plan of Distribution." All expenses (other than commissions and discounts of underwriters, dealers or agents) incurred in connection with this offering are estimated to be approximately $10,000. All of such expenses will be paid by the Company.

         The Company has been advised by the Selling Shareholders that they may sell all or a portion of the Shares offered by this Prospectus from time to time
(i) on the Nasdaq National Market at prices prevailing at the time of such sales or at prices reasonably related thereto, (ii) otherwise than on the Nasdaq National Market at market prices prevailing at the time of the sale or at negotiated prices, or (iii) by a combination of the foregoing methods of sale. A Selling Shareholder and any broker, dealer or other agent executing sell orders on behalf of a Selling Shareholder may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act"), in which event commissions received by any such broker, dealer or agent may be deemed to be underwriting commissions under the Act.

         The Common Stock of the Company is traded on the Nasdaq National Market under the symbol "SBSI." On June 22, 1998, the last reported closing price of the Common Stock on the Nasdaq National Market was $ 25.75 per share.

                               -------------------


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION NOR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               -------------------

                  The date of this Prospectus is June 24, 1998.



CORPDAL:106669.3  26950-00006

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such periodic reports, proxy statements, and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: New York Regional Office, 7 World Trade Center, Thirteenth Floor, New York, NY 10048; and Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W.,
Washington, D.C. 20549. Reports, proxy information statements and other information regarding registrants that file electronically with the Commission can be obtained at the following Web site maintained by the Commission: http://www.sec.gov.

         The Company's Common Stock is traded on the Nasdaq National Market under the symbol "SBSI." Reports and other information concerning the Company can be obtained by contacting the Nasdaq Stock Market, Inc., at the following address: Nasdaq Stock Market, Inc., 1735 K Street N.W., Washington, D.C. 20006-1500.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission are incorporated herein by reference:

         (1) The Company's Annual Report on Form 10-K filed with the Commission for the fiscal year ended December 31, 1997.

         (2) The Company's Quarterly Report on Form 10-Q filed with the Commission for the quarter ended March 31, 1998.

         (3) The description of the Common Stock of the Company set forth in the Registration Statement on Form 8-A12G, dated May 12, 1998, filed with the Commission, including any amendment or report filed for the purpose of updating such description.

         All documents filed by the registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of this Registration Statement shall be deemed to be incorporated herein by reference and to be a part hereof from the date of the filing of such documents until such time as there shall have been filed a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities remaining unsold at the time of such amendment.

         Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained hereby or in any other subsequently filed document or in an accompanying prospectus supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company undertakes to provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of all documents incorporated herein by reference, other than exhibits. All requests for copies of such documents should be directed to: Lee R. Gibson, Southside Bancshares, Inc., 1201 S.
Beckham, Tyler, Texas 75710, telephone number (903) 531-7111.

                                   THE COMPANY

         The Company is a Texas corporation organized in 1982 that serves as a bank holding company for Southside Bank (the "Bank"), a Texas-chartered bank organized in 1960. The Company owns all of the capital stock of Southside Delaware Financial Corporation, a Delaware corporation ("Southside Delaware"), that in turn owns all of the capital stock of the Bank. The Company and the Bank are headquartered in Tyler, Texas, which is located approximately 90 miles east of Dallas, Texas and 90 miles west of Shreveport, Louisiana. The Bank has the largest deposit base in the Tyler metropolitan area, which has a population of approximately 166,000, and is the largest independent bank headquartered in East Texas. At December 31, 1997, the Company had total assets of $571 million, deposits of $463 million, loans of $293 million and shareholders' equity of $40 million.

         The Bank is a community-focused financial institution that offers a full range of financial services to individuals, businesses and nonprofit organizations in its primary market area. These services include consumer and commercial loans, deposit accounts, trust services, safe deposit services and brokerage services.

CORPDAL:106669.3  26950-00006

                              SELLING SHAREHOLDERS

         This Prospectus covers resales of shares of Common Stock which have been awarded to officers and employees of the Company and its subsidiaries whose performance and responsibilities are influential to the success of the Company ("Key Employees") under the Southside Bancshares, Inc. 1993 Incentive Stock Option Plan, as amended (the "Plan"). The participants who have been granted options pursuant to the Plan, but not yet exercised those options, are collectively referred to herein as the "Selling Shareholders" and each as a "Selling Shareholder." The Selling Shareholders have received the Shares pursuant to grants of options to them under the terms of the Plan, and are owned respectively by each of the Selling Shareholders in the amounts as are listed in the table below.

         Under the Plan, approved by the Shareholders of the Company on April 28, 1993 and amended on April 24, 1996, a committee of the Board of Directors of the Company (the "Board"), appointed by the Board to administer the Plan (the "Committee"), from time to time selects Key Employees to whom options may be granted.

         The following table sets forth, as of May 31, 1998, certain information regarding the beneficial ownership of the Common Stock of the Company as held by the participants who have been granted options under the Plan:


                                  Common Stock Beneficially            Shares of                  Common Stock
                                            Owned                    Common Stock              Beneficially Owned
            Name                    Prior to Offering (1)               Offered                After Offering (3)
            ----                    ---------------------               -------                ------------------
                                  Number           Percent (2)                             Number           Percent (2)
                                  ------           -----------                             ------           -----------

B.G. Hartley                  64,961.57(4)             1.8%               8,683           56,278.57           1.6%
Chairman of the Board
of the Company and
Chairman of the Board
and Chief Executive
Officer of the Bank



Titus E. Jones                21,250.19(5)              *                 1,000           20,250.19            *
Executive Vice
President, Commercial
Lending, and Director of
the Bank


------------------------
*        Less than one percent (1%)

(1) Unless otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned, subject to community property laws where applicable.
(2) As of May 31, 1998, there were 3,500,937 shares of Common Stock issued and outstanding. (3) Assumes that all of the shares of Common Stock offered hereby are actually sold. (4) Includes 17,610 shares which could be acquired pursuant to the exercise of stock options within sixty days of May 31, 1998.
(5) Includes 18,030 shares which could be acquired pursuant to the exercise of stock options within sixty days of May 31, 1998.




CORPDAL:106669.3  26950-00006
                                                        -3-

                              PLAN OF DISTRIBUTION

         This Prospectus covers the sale by the Selling Shareholders of the Shares. The Shares were acquired by the Selling Shareholders pursuant to the Plan. See "Selling Shareholders." The Company has been advised by the Selling Shareholders that they may sell all or a portion of the Shares offered by this Prospectus from time to time (i) on the Nasdaq National Market at prices prevailing at the time of such sales or at prices reasonably related thereto,
(ii) otherwise than on the Nasdaq National Market at market prices prevailing at the time of the sale or at negotiated prices, or (iii) by a combination of the foregoing methods of sale. A Selling Shareholder and any broker, dealer or other agent executing sell orders on behalf of a Selling Shareholder may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Act"), in which event commissions received by any such broker, dealer or agent may be deemed to be underwriting commissions under the Act. Such commissions received by a broker, dealer or agent may be in excess of customary compensation.

         The Company will pay all of the costs, expenses and fees incident to the offering and sale of the Shares to the public, other than commissions and discounts of underwriters, brokers, dealers or agents not paid by the purchasers of the Shares.


                                  LEGAL MATTERS

         The validity of the Common Stock offered hereby will be passed upon for the Company by Jenkens & Gilchrist, a Professional Corporation, 1445 Ross Avenue, Suite 3200, Dallas, Texas 75202-2711.


                                     EXPERTS

         The consolidated balance sheets as of December 31, 1997 and 1996 and the consolidated statements of income, shareholders' equity, and cash flow for each of the three years in the period ended December 31, 1997 incorporated by reference in this Prospectus have been incorporated herein in reliance on the report of Coopers & Lybrand, L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

         The Company has filed with the Securities and Exchange Commission, Washington, D.C., a Registration Statement on Form S-8 under the Act with respect to the Shares offered hereby. This Prospectus does not contain all the information included in such Registration Statement, certain portions of which are omitted as permitted by the rules and regulations of the Commission. The Registration Statement, including the exhibits and schedules filed herewith, may be inspected at the principal offices of the Commission in Washington, D.C., without charge, and copies of the material contained herein may be obtained from the Commission upon payment of the applicable copying charges. For further information with respect to the Company and the Shares offered hereby, reference is made to the Registration Statement and such exhibits and schedules.




CORPDAL:106669.3  26950-00006
                                                        -4-

=====================================   ========================================
     NO PERSON  HAS  BEEN  AUTHORIZED
TO  GIVE ANY  INFORMATION OR TO  MAKE
ANY REPRESENTATIONS OTHER THAN  THOSE
CONTAINED IN THIS PROSPECTUS, AND  IF
GIVEN OR MADE, SUCH INFORMATION  MUST
NOT BE  RELIED UPON  AS  HAVING  BEEN
AUTHORIZED  BY  THE  COMPANY  OR  THE
SELLING SHAREHOLDERS. THIS PROSPECTUS
DOES NOT CONSTITUTE AN OFFER TO SELL,
OR A  SOLICITATION  OF  AN  OFFER  TO
PURCHASE, ANY  SECURITIES  OTHER THAN
THE SHARES OFFERED HEREBY,  OR IN ANY
STATE OR JURISDICTION  IN WHICH  SUCH                    9,683 SHARES
OFFER  OR   SOLICITATION   WOULD   BE
UNLAWFUL.  NEITHER  THE  DELIVERY  OF
THIS PROSPECTUS  NOR  ANY  SALE  MADE
HEREUNDER   SHALL,     UNDER      ANY
CIRCUMSTANCES,  CREATE AN IMPLICATION
THAT   THE  INFORMATION   HEREIN   IS
CORRECT  AS OF  ANY  TIME  SUBSEQUENT
TO THE DATE HEREOF.

                                                   SOUTHSIDE BANCSHARES, INC.


   -------------------------------
          TABLE OF CONTENTS                               COMMON STOCK
   -------------------------------
                                   Page
Available Information............   2
Incorporation of Certain
   Documents by Reference........   2
The Company......................   3             ---------------------------
Selling Shareholders.............   3
Plan of Distribution.............   3                      PROSPECTUS
Legal Matters....................   4
Experts..........................   4             ---------------------------
Additional Information...........   4


   ------------------------------

                                                          June 24, 1998



=====================================   ========================================

CORPDAL:106669.3  26950-00006
                                                   -5-

                                     PART II

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The registrant hereby incorporates by reference in this registration statement the following documents previously filed by the registrant with the Securities and Exchange Commission (the "Commission"):

         (1) The Company's Annual Report on Form 10-K filed with the Commission for the fiscal year ended December 31, 1997.

         (2) The Company's Quarterly Report on Form 10-Q filed with the Commission for the quarter ended March 31, 1998.

         (3) The description of the Common Stock of the Company set forth in the Registration Statement on Form 8-A12G, dated May 12, 1998, filed with the Commission, including any amendment or report filed for the purpose of updating such description.

         All documents filed by the registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of this Registration Statement shall be deemed to be incorporated herein by reference and to be a part hereof from the date of the filing of such documents until such time as there shall have been filed a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities remaining unsold at the time of such amendment.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not Applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         None.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Articles of Incorporation and Bylaws of the Company provide that its officers and directors will be indemnified by the Company to the fullest extent permitted by law. The Texas Business Corporations Act ("TBCA") permits, and in some cases requires, corporations to indemnify officers, directors, agents and employees who are or have been a party to or are threatened to be made a party to litigation against judgments, fines, settlements and reasonable expenses under certain circumstances. Under the TBCA, reasonable expenses incurred by a director or officer may be paid or reimbursed by the Company in advance of a final disposition of the proceeding after the Company receives a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that the director or officer is not entitled to indemnification by the Company. The TBCA requires the Company to indemnify an officer or director against reasonable expenses incurred in connection with the proceeding in which he or she is named defendant or respondent because he or she is or was a director or officer if he or she is wholly successful in defense of the proceeding.

         The Company has purchased director and officer liability insurance that insures directors and officers of the Company against liabilities in connection with the performance of their duties.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         None.

ITEM 8.  EXHIBITS.

         (a)      Exhibits.

                  The   following   documents  are  filed  as  a  part  of  this
registration statement.

         Exhibit     Description of Exhibit

           4.1       Southside  Bancshares, Inc. 1993   Incentive  Stock  Option
                     Plan, as amended

           5.1       Opinion of Jenkens & Gilchrist, a Professional Corporation

           23.1 Consent of Jenkens & Gilchrist, a Professional Corporation (included in their opinion filed as Exhibit 5.1 hereto)

           23.2      Consent of Coopers & Lybrand, L.L.P.

           24.1 Power of Attorney see signature page of this registration statement)




CORPDAL:106669.3  26950-00006

ITEM 9.  UNDERTAKINGS.

           A.   The undersigned registrant hereby undertakes:

                (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

           B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.


CORPDAL:106669.3  26950-00006

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Tyler, Texas, on June 24, 1998:

                                                      SOUTHSIDE BANCSHARES, INC.

                                                  By:/s/ Sam Dawson
                                                     ---------------------------
                                                          Sam Dawson
                                                          President


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Lee R. Gibson, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto each of said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person hereby ratifying and confirming that each of said attorney-in-fact and agent or his substitute may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates included:


SIGNATURE                CAPACITY                                DATE
---------                --------                                ----

/s/ B.G.Hartley
----------------------
B. G. Hartley            Chairman of the Board of Directors      June 24, 1998

/s/ Robbie N. Edmonson
----------------------
Robbie N. Edmonson       Vice Chairman of the Board of Directors June 24, 1998

/s/ Sam Dawson
----------------------
Sam Dawson               President, Secretary and Director       June 24, 1998

/s/ Fred E. Bosworth
----------------------
Fred E. Bosworth         Director                                June 24, 1998

/s/ Herbert C. Buie
----------------------
Herbert C. Buie          Director                                June 24, 1998

/s/ Rollins Caldwell
----------------------
Rollins Caldwell         Director                                June 24, 1998

/s/ W.D.(Joe) Norton
----------------------
W. D. (Joe) Norton       Director                                June 24, 1998

/s/ William Sheehy
----------------------
William Sheehy           Director                                June 24, 1998


CORPDAL:106669.3  26950-00006

                                INDEX TO EXHIBITS

    Exhibit    Description of Exhibit
    -------    ----------------------

    4.1 Southside Bancshares, Inc. 1993 Incentive Stock Option Plan, as amended

    5.1        Opinion of Jenkens & Gilchrist, a Professional Corporation

    23.1       Consent  of  Jenkens  &  Gilchrist,   a  Professional
               Corporation (included in their opinion filed as Exhibit 5.1 hereto)

    23.2       Consent of Coopers & Lybrand, L.L.P.

    24.1       Power  of  Attorney  (see   signature  page  of  this
               registration statement)




CORPDAL:106669.3  26950-00006